UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant To § 240.14a-12

DOUGLAS EMMETT, INC.

(Name of Registrant as Specified in Its Charter)

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Douglas Emmett, Inc.

808 Wilshire Blvd., Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 31, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue, Santa Monica, California 90401 on May 31, 2007 at 9:30 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2008 Annual Meeting of Stockholders.
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2007.
3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 2, 2007 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.

Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.investorvote.com and to vote by telephone, call 1-800-652-VOTE (8683), and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number, located on your proxy card, available. Please do not return the enclosed paper ballot if you are voting by Internet or telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

Order of the Board of Directors,

/s/Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer

April 19, 2007

DOUGLAS EMMETT, INC.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

(310) 255-7700

PROXY STATEMENT

Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors. The proxies solicited hereby are to be voted at our Annual Meeting of the Stockholders to be held at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue. Santa Monica, California 90401 on May 31, 2007 at 9:30 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on the Board of Directors until the 2008 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2007.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

A form of proxy is enclosed. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. The Board of Directors recommends that stockholders vote “FOR” the election of the nominees for the Board of Directors named below and “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors). Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with these recommendations. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

If you will not be able to attend our Annual Meeting to vote in person, please vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.investorvote.com and to vote by telephone, call 1-800-652-VOTE (8683), and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number, located on your proxy card, available. Please do not return the enclosed paper ballot if you are voting by Internet or telephone.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 23, 2007. We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement on our website for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our Common Stock. We will reimburse reasonable charges and expenses in doing so.

ELECTION OF DIRECTORS

(Proposal 1)

Information Concerning Nominees

Our Board of Directors (our “Board”) has nine members, all of whose terms expire at our Annual Meeting:

Name	Age	Title
Dan A. Emmett	67	Chairman of the Board of Directors
Jordan L. Kaplan	46	Director, Chief Executive Officer and President
Kenneth M. Panzer	47	Director and Chief Operating Officer
Leslie E. Bider	56	Director
Victor J. Coleman	45	Director
Ghebre Selassie Mehreteab	57	Director
Thomas E. O’Hern	51	Director
Dr. Andrea Rich	63	Director
William Wilson III	70	Director

Dan A. Emmett.    Mr. Emmett has served as the Chairman of our Board since our inception in 2005. In 1971, Mr. Emmett co-founded our original predecessor, and was employed by our predecessor operating companies from 1971 through 2006. Mr. Emmett received his bachelor’s degree from Stanford University in 1961 and his J.D. from Harvard University in 1964.

Jordan L. Kaplan.    Mr. Kaplan has served as our Chief Executive Officer and President, and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, and served as the Chief Financial Officer and Director of the Capital Markets Division for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor’s degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986.

Kenneth M. Panzer.    Mr. Panzer has served as our Chief Operating Officer and a member of our Board since October 30, 2006. Mr. Panzer joined our predecessor operating companies in 1984 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor’s degree from Penn State University in 1982.

Leslie E. Bider.    Mr. Bider has served as a member of our Board since October 30, 2006. Mr. Bider has been the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm, since February 2007. From 2005 – 2007 Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., the world’s largest music publishing company, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music, and as a principal in an accounting firm specializing in the entertainment industry. Mr. Bider served as a director of Arden Realty until it became private in May 2006, and is currently on the board of OSI Systems, Inc. (NASDAQ symbol “OSIS”), as well as a number of civic organizations and has been the recipient of prestigious civic and music industry awards. Mr. Bider holds a bachelor’s degree in accounting from University of Southern California and his Masters from the Wharton School.

Victor J. Coleman.    Mr. Coleman has served as a member of our Board since October 30, 2006. Mr. Coleman is the founder and managing director of Hudson Capital, LLC, a real estate investment firm in Los Angeles and he is a partner in a number of other investment companies. Mr. Coleman was a co-founder, President, and Chief Operating Officer of Arden Realty, Inc., a public REIT specializing in Southern California office real estate, from 1990 until its sale in the Spring of 2006. Mr. Coleman served as a member of the board of directors of Arden Realty from 1996 to 2006. Mr. Coleman holds a bachelor’s degree from the University of California, Berkeley and an M.B.A. from Golden Gate University.

Ghebre Selassie Mehreteab.    Mr. Mehreteab has served as a member of our Board since October 30, 2006. Mr. Mehreteab has served as Chief Executive Officer of the NHP Foundation since its inception in 1989. The NHP Foundation is a non-profit corporation based in Washington, D.C., which owns and operates affordable multifamily housing in many cities across the United States. Previously Mr. Mehreteab was Vice President of the National Corporation for Housing Partnerships and a program officer at the Ford Foundation. Mr. Mehreteab is a board member of the National Housing Conference and a member of the Council on Foreign Relations. Mr. Mehreteab received his bachelor’s degree from Haverford College.

Thomas E. O’Hern.    Mr. O’Hern has served as a member of our Board since October 30, 2006. Mr. O’Hern is Executive Vice President, Chief Financial Officer, and Treasurer of Macerich Company, a public REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O’Hern served as chief financial officer of several commercial real estate companies. Mr. O’Hern is a Certified Public Accountant who worked for Arthur Andersen & Co. from 1978 through 1984. Mr. O’Hern is a trustee for Little Company of Mary Hospital Foundation. Mr. O’Hern holds a bachelor’s degree from California Polytechnic University, San Luis Obispo.

Dr. Andrea L. Rich.    Dr. Rich has served as a member of our Board since October 30, 2006. Dr. Rich retired from the Los Angeles County Museum of Art in 2005 where she served for ten years as President and Chief Executive Officer. During the second half of her career at the Museum, she also served as the Wallis Annenberg Director. Prior to her tenure at the Los Angeles County Museum of Art, Dr. Rich had a long academic and administrative career at UCLA, culminating in her service as Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995. Dr. Rich serves as a director of Mattel Corporation and the Private Bank of California. Dr. Rich earned her bachelor’s degree, master’s degree and Ph.D. from UCLA.

William Wilson III.    Mr. Wilson has served as a member of our Board since October 30, 2006. Mr. Wilson is currently Managing Partner of Wilson Meany Sullivan, LLC, a real estate investment, development and management firm in San Francisco. Mr. Wilson was founder of William Wilson and Associates, which merged with Cornerstone Properties, Inc., a public REIT specializing in office properties. Mr. Wilson served as Chairman of Cornerstone until it was acquired by Equity Office Properties Trust in 2000 and served on the board of directors of Equity Office Properties until 2004. Mr. Wilson is active in numerous civic organizations including service on the boards of the California Academy of Science, Lawrenceville School and the Presidio Trust. Mr. Wilson earned his bachelor’s degree in engineering from Stanford University.

Quorum; Vote Required

Nominees will be elected as directors by a plurality of the votes cast. The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

EXECUTIVE OFFICERS

Name	Age	Title
Dan A. Emmett	67	Chairman of the Board of Directors
Jordan L. Kaplan	46	Chief Executive Officer and President
Kenneth M. Panzer	47	Chief Operating Officer
William Kamer	56	Chief Financial Officer
Andres Gavinet	38	Executive Vice President of Finance
Allan B. Golad	52	Senior Vice President, Property Management
Michael J. Means	45	Senior Vice President, Commercial Leasing

For the biographies of Messrs. Emmett, Kaplan and Panzer, please see above.

William Kamer.    Mr. Kamer has served as our Chief Financial Officer since October 30, 2006. From 2000 to 2006, Mr. Kamer served as Senior Vice President in the Capital Markets Division and General Counsel of our predecessor operating companies. Prior to that time, Mr. Kamer was an attorney for 22 years focusing exclusively on real estate and real estate finance matters. He was a partner at the law firm of Cox, Castle & Nicholson LLP from 1986 through 1999. Mr. Kamer received his bachelor’s degree from Vassar College in 1973, his master’s degree in city and regional planning from Harvard University in 1978, and his J.D. from Boston University in 1978.

Andres R. Gavinet.    Mr. Gavinet has served as our Executive Vice President of Finance since October 30, 2006. Mr. Gavinet joined our predecessor operating companies in 2006. Prior to that time, Mr. Gavinet served as Treasurer and Chief Accounting Officer for Arden Realty, a public REIT specializing in Southern California office real estate, from 1999 until it went private May 1, 2006, at which time he became its Chief Financial Officer. Mr. Gavinet is a Certified Public Accountant who worked for Ernst & Young LLP from 1993 through 1998 focusing on real estate companies. Mr. Gavinet received his bachelor’s degree from California State University, Northridge in 1993.

Allan B. Golad.    Mr. Golad has served as our Senior Vice President in charge of Property Management since October 30, 2006. Mr. Golad joined our predecessor operating companies in 1988 and served as their Director of Property Management from 1990 to 2006. Mr. Golad serves on the board of directors for the Building Owners and Managers Association, or BOMA, and is on BOMA’s executive committee. Prior to joining our predecessor operating companies, Mr. Golad was a senior acquisitions officer with Chase Manhattan Bank and Glendale Federal Bank. Mr. Golad received his bachelor’s degree from Claremont McKenna College in 1977.

Michael J. Means.    Mr. Means has served as our Senior Vice President in charge of Commercial Leasing since October 30, 2006. Mr. Means joined our predecessor operating companies in 1998 and served as their Director of Commercial Leasing from 2000 to 2006. Prior to joining our predecessor operating companies, Mr. Means was a corporate real estate officer at the Walt Disney Company and Health Net. Mr. Means received his bachelor’s degree from the University of California, Los Angeles in 1983.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, Guidelines, and are also available in print to any stockholder upon request. These guidelines were adopted by our Board to assist our Board in the exercise of its responsibilities. The guidelines describe the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and Board and committee procedural matters.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which is our code of ethics applicable to its directors, officers and employees, embodies our principles and practices relating to the ethical conduct of our business and its commitment to honesty, fair dealing and full compliance with laws affecting our business. The Code of Business Conduct and Ethics is available at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, Conduct, and is also available in print to any stockholder who requests it from us.

Director Independence

In accordance with New York Stock Exchange rules, our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with the Corporate Governance Guidelines, which include all elements of independence set forth in the New York Stock Exchange listing standards. Our director independence standards are included in our “Corporate Governance Guidelines” available at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, Guidelines.

Based on these standards, our Board determined that each of the following non-employee directors is independent and has no relationship with us except as a director and stockholder and/or holder of awards issued under our 2006 Omnibus Stock Incentive Plan:

Leslie E. Bider	Thomas E. O’Hern
Victor J. Coleman	Dr. Andrea Rich
Ghebre Selassie Mehreteab	William Wilson III

BOARD MEETINGS AND COMMITTEES

During 2006, our Board held one meeting and acted by written consent of directors three times. Our Board has three separately designated standing committees: the Nominating and Corporate Governance Committee (the “Governance Committee”), the Audit Committee and the Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined in the rules and regulations of the New York Stock Exchange. Each incumbent director attended at least 75% of the aggregate of the number of meetings of our Board and meetings of committees of our Board on which she or he served during 2006.

Nominating and Corporate Governance Committee

The members of the Governance Committee are Dr. Andrea L. Rich, Chairperson, Victor J. Coleman and William Wilson III. The Governance Committee has adopted a charter that is posted on our website at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance. The Governance Committee manages the process for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be renominated, the Governance Committee recommends to our Board whether those individuals should be renominated. The Governance Committee is also responsible for the corporate governance practices and policies of our Board and its committees. The Governance Committee met one time during 2006.

On at least an annual basis, the Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, the Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, the Governance Committee may recommend to our Board the election or nomination of a candidate.

We expect that candidates for independent Board members will typically be found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Our stockholders may also recommend candidates by sending the candidate’s name and resume to the Governance Committee under the provisions, set forth below, for communication with our Board. No such suggestions from our stockholders were received in time for the 2007 Annual Meeting.

The Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as independence, experience and strong communication and analytical skills. In any given search, the Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, the Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

Audit Committee

The members of the Audit Committee are Thomas E. O’Hern, Chairman, Leslie E. Bider and Ghebre Selassie Mehreteab. The Audit Committee has adopted a charter which is posted on our website at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, and a copy of which is attached to this Proxy Statement as Appendix A. The principal functions of the Audit Committee are to review the plan and results of our independent audit with our independent auditors and management, to review our systems of internal control over financial reporting, and to engage or discharge our independent auditors. Our Board has determined that each member of the Audit Committee is “independent” as required in the Audit Committee Charter. The Audit Committee met two times during 2006. The material in this paragraph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that it specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Our Board has determined that Thomas E. O’Hern, Chairman of our Audit Committee, is a financial expert because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. O’Hern has acquired these attributes by means of having held various positions that provided relevant experience, as described above. Mr. O’Hern is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Compensation Committee

The members of the Compensation Committee are Victor J. Coleman, Chairman, Dr. Andrea L. Rich and Leslie E. Bider. The principal functions of the Compensation Committee are (i) to review and make recommendations to our Board with respect to the direct and indirect compensation and employee benefits of the

Chairman, President and our other executive officers, (ii) to review, administer and make recommendations to our Board with respect to any incentive plans and bonus plans that include elected officers, (iii) to review our policies relating to the compensation of senior management and other employees, and (iv) to address matters relating to our stock option plans and provide recommendations to our Board as to grants of stock options. In addition, the Compensation Committee reviews management’s long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites and performs certain other review functions relating to management compensation and employee relations policies. The Compensation Committee met one time during 2006.

STOCKHOLDER COMMUNICATIONS

Communications to our Board or any of its committees may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of our Board or of any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of the Governance Committee.

ANNUAL MEETING ATTENDANCE

Our Board members are not required to attend our Annual Meeting. However, based upon the nature of the matters to be addressed, Board members may choose to attend.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. The Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers (as defined below) and reviews and presents to our Board for its approval our executive compensation disclosures required by the Securities and Exchange Commission (“SEC”). Throughout this Proxy Statement, we refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table below, as our “named executive officers”.

We began operations on October 30, 2006, upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers as of October 31, 2006. Prior to that time, our predecessor operating companies were largely owned by our named executive officers, so that their compensation arrangements were not directly comparable to their compensation by us. The discussion of executive compensation below and information disclosed in the Summary Compensation Table and Grants of Plan Based Awards table reflect executive compensation paid and grants awarded during the period from October 31, 2006 to and including December 31, 2006. Where appropriate to assist the reader in an evaluation of the information presented, we have annualized that information as noted in the relevant footnote.

Substantially all of our compensation decisions for 2006 were determined before the closing of our initial public offering and thus before the election of our independent board members and the establishment of the Compensation Committee. Accordingly, these decisions were made by our Board of Directors, which then consisted solely of Dan A. Emmett and Jordan L. Kaplan, in consultation with others including a compensation consultant and the underwriters in our initial public offering. We employed a compensation consultant to develop recommendations based upon a benchmark peer group of approximately 20 companies, primarily office REITS, based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized for performance measurement. The peer group that was selected for 2006 included Alexandria Real Estate Equities, Inc., AMB Property Corporation, American Financial Realty Trust, Arden Realty, Inc. Boston Properties, Inc. Duke Realty Corporation, Equity Office Properties Trust, Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation, Maguire Properties, Inc., Parkway Properties, Inc., ProLogis, Reckson Associates Realty Corporation, S L Green Realty Corporation, Trizec Properties, Inc and Vornado Realty Trust. The compensation data used in 2006 were reported actual 2005 information for our benchmark peer group, adjusted based on the consultant’s projection that 2006 compensation levels would increase by approximately 8%. Excluding the impact of immediate vesting of certain equity grants described below, the compensation consultant’s recommendations placed our named executive officers at the 65th – 75th percentile of the benchmark peer group.

Compensation Philosophy and Objectives

We seek to maintain a competitive total compensation package that aligns the economic interest of our named executive officers with that of our stockholders and rewards individual and corporate performance, while also considering multiple factors including our budget, the accounting and tax treatment and any impact on share dilution. On an annual basis, subject to existing contractual obligations, we expect to compare compensation levels and structure with that of our peer group, based on a benchmark analysis prepared by the Compensation Committee’s outside compensation consultants with input from the Compensation Committee and our management.

2006 Executive Compensation Components

For the year ended December 31, 2006, the principal components of compensation for our named executive officers were:

•	base salary;
•	annual bonuses;
•	long-term incentive compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.

Base Salary.    We pay our named executive officers a base salary to provide a minimum compensation level and to reflect the perceived current value of each executive relative to his or her peers. We establish base salary levels for executive officers based on matters including (i) the responsibilities of the position, (ii) the individual’s performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees and (iv) an evaluation of salaries for similar positions in our benchmark peer group. Each of the base salaries for our Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer has been set in his employment agreement with us, which were negotiated prior to our initial public offering and the establishment of the Compensation Committee. The base salary of our Chairman was set by negotiation prior to our initial public offering and the establishment of the Compensation Committee and the base salary of Mr. Gavinet was set by negotiation when he joined our predecessor in July 2006. The base salaries of the other named executive officers, who are not subject to negotiated employment agreements, reflect a process intended to place them at the 65% to 75% level of base compensation for inferred 2006 base salaries for our peer group of companies.

Subject to their employment agreements, we expect to consider salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. Changes in salary may reflect changes in the cost of living, changes in compensation paid by our peer group and other employers, or the Compensation Committee’s assessment, in consultation with our Chief Executive Officer and our Chief Operating Officer, of the individual’s performance.

Annual Bonuses.    We pay annual bonuses to our named executive officers based on the Compensation Committee’s assessment, in consultation with our Chief Executive Officer and our Chief Operating Officer, of the executive’s individual performance and our overall performance during the year. We establish targets for annual bonuses based on percentages of each executive’s base salary, which are designed to provide sufficient incentive to the executive while keeping total cash compensation consistent with that of our benchmark peer group. In the case of our named executive officers other than Dan Emmett, the target percentage for annual bonuses are set in their employment contracts, with the bonus for “out performance” ranging from 120% to 200% of base salary. During 2006, no portion of our annual bonuses was determined by reference to objective criteria, although we expect to develop and use such criteria for annual bonuses for our named executive officers in the future.

Long Term Incentive Compensation.    We believe that long-term incentive compensation is an important component of overall compensation for our named executive officers. We intend to use long-term incentives to attempt to align the interests of our management with those of our stockholders, to encourage long term retention of executives and to reward share price appreciation and the attainment of other corporate goals over a multi-year period. During 2006, we granted a mixture of non-qualified options and long-term incentive plan units, or LTIP Units, under our 2006 Omnibus Stock Incentive Plan to our senior officers, including our named executive officers. These awards were made in conjunction with the closing of our initial public offering, were based on the price in that offering, and vest ratably over a four-year period (except in the case of the grants to Messrs. Emmett, Kaplan and Panzer, which vested immediately). Awards were made taking into account the perceived ability of an executive to influence our performance and the long-term incentives and overall compensation of comparable executives within our Company and our benchmark peer group. While we expect to provide additional long-term incentives in the future, we have not yet decided on the approach we will use to do so. We expect to take the value of any long-term incentives in setting overall compensation.

Retirement and Other Benefits.    We sponsor a retirement savings plan under Section 401(k) of the Internal Revenue Code that covers all of our eligible employees which allows eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. We do not have any special retirement plans for our named executive officers.

Perquisites and Other Personal Benefits.    We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In addition to vacation, medical and health benefits comparable to those provided to our employees generally, (i) each of Messrs. Kaplan and Panzer is entitled to the use of an automobile, reimbursement of tax and financial services fees, a personal umbrella insurance policy and family health insurance; (ii) Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance; and (iii) Mr. Gavinet and Mr. Emmett also receive an automobile allowance. These benefits are required pursuant to the employment agreements of the named executive officers. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe can increase the efficiency of their efforts for us. We expect these benefits to be considered by the Compensation Committee in its review of compensation for our named executive officers. We believe these perquisites, while not representing a significant portion of our named executive officers’ total compensation, reflect our intent to create overall market comparable compensation packages.

Tax and Accounting Implications

The Compensation Committee is expected to review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals under certain circumstances. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to make that compensation deductible while simultaneously provided the executives with appropriate compensation for their performance. We believe that the compensation paid to our named executive officers in 2006 should generally be fully deductible for federal income tax purposes.

We account for stock-based payments, including awards under our 2006 Omnibus Stock Incentive Plan, in accordance with the requirements of FASB Statement 123(R).

Role of Executive Officers in Compensation Decisions

Substantially all of the compensation decisions for 2006 were determined before the closing of our initial public offering and thus before the election of our independent board members and the establishment of our Compensation Committee. Accordingly, these decisions were made by our then Board of Directors, which consisted solely of Dan A. Emmett and Jordan L. Kaplan, in consultation with various people including a compensation consultant and the underwriters in the initial public offering. With respect to future decisions, under its charter the Compensation Committee will make all compensation decisions for the Chief Executive Officer and makes recommendations to our Board regarding non-equity compensation and equity awards to our other named executive officers and all other elected officers. In doing so, the Compensation Committee is expected to consult with our Chairman, our Chief Executive Officer and our Chief Operating Officer and other officers as appropriate. Our management is also expected to provide input for the selection of our benchmark peer group.

Change of Control Payments

As described below under Principal Compensation Agreements and Plans—Employment Agreements, we are obligated under our employment contracts with Messrs. Kaplan, Panzer and Kamer to make severance payments to them in the event they terminate their employment within 18 months after a change of control as defined in those agreements. We believe that these payments were an important factor in retaining these officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Victor J. Coleman, Chairman

Dr. Andrea L. Rich

Leslie E. Bider

PRINCIPAL COMPENSATION AGREEMENTS AND PLANS

2006 Omnibus Stock Incentive Plan

The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan (our “2006 Plan”) was adopted by our Board and approved by our stockholders prior to the consummation of our initial public offering in October 2006. Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan, which was filed as an Exhibit to Amendment No. 3 to our Registration Statement filed with the SEC on October 3, 2006.

All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. We have initially reserved 16,500,000 shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock for the issuance of awards under our 2006 Plan. Generally, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards.

Our 2006 Plan is administered and interpreted by the Compensation Committee. Subject to the provisions of our 2006 Plan, the Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting and exerciseability of the award, and may accelerate the vesting or exerciseability of any award.

Our 2006 Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards:

•

Incentive Stock Options or Non-Qualified Stock Options.    Options entitle the participant to purchase shares of our Common Stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than the fair market value of our Common Stock on the date of the grant, and may be paid in cash, by check, or by the transfer of shares of our Common Stock meeting certain criteria or by a combination thereof. Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as an “incentive stock option” under the Internal Revenue Code.

•

Stock Appreciation Rights.    Stock appreciation rights entitle the participant to receive the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date in the form of shares of our Common Stock.

•

Restricted Stock and Deferred Stock Awards.    Restricted stock awards are shares of our Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our Common Stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

•	Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our Common Stock.
•

Other Stock based Awards.    Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our Common Stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

•

Long-Term Incentive Units, or “LTIP Units.”    LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our Common Stock. LTIP Unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Common Stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of our Common Stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our Common Stock and may be zero.

We may not make any awards under our 2006 Plan after October 2016. All awards made under our 2006 Plan that remain outstanding subsequent to that date shall continue to be governed by the terms of our 2006 Plan. Unless the Compensation Committee provides otherwise, our 2006 Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime. In the event we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of our action if required to comply with applicable law. Further, we will need the holder’s consent to do so if we adversely affect any rights under outstanding awards.

Employment Agreements

Kaplan, Panzer and Kamer Employment Agreements.    On October 23, 2006, we and our operating partnership entered into employment agreements with Messrs. Kaplan, Panzer and Kamer with the following principal terms:

•	Base Salary: Each of Messrs. Kaplan and Panzer receives a base salary of $950,000, and Mr. Kamer receives a base salary of $575,000.
•

Bonus:    Each of Messrs. Kaplan and Panzer receives an annual bonus of up to 200% of base salary, and Mr. Kamer receives an annual bonus of up to 120% of base salary, based upon meeting reasonable criteria to be established by the Compensation Committee in consultation with the officer.

•

Option Grants and LTIP Awards:    Upon the consummation of our initial public offering in October 2006, pursuant to our 2006 Plan, Messrs. Kaplan, Panzer and Kamer received (i) options to purchase 2,488,889, 2,488,889 and 386,667 shares, respectively, of our Common Stock for an exercise price of $21, and (ii) 420,000, 420,000 and 101,500 LTIP Units, respectively.

•

Perquisites and Other Benefits:    Mr. Kaplan and Mr. Panzer are entitled to use of an automobile, reimbursement of tax and financial services fees, a personal umbrella insurance policy and family health insurance. Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance.

•

Term:    The term of each employment agreement ends December 31, 2010, subject to one year extensions if no notice is given at least 60 days prior to the end of the then term, and earlier termination with or without cause (although 30-days’ prior notice is required where the termination is by us without “cause” or by the officer for “good reason”). Good reason includes a termination by the officer within 18 months after the occurrence of a change of control.

•

Severance Payments:    If we terminate the officer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his base salary, (ii) his annual bonus, and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer; and (b) continued coverage under our medical and dental plans for himself and his eligible dependants for a three-year period (two-year period for Mr. Kamer) following his termination. If there are less than three full calendar years, the average will be based on (i) 2006 (including compensation paid by our predecessor) and (ii) any other fully completed years prior to the date of the officer’s termination. Any payments made to the officer if we experience a change of control will be grossed-up as necessary to adjust for the imposition of any excise taxes under Section 280G of the Code.

•

Other Termination Payments:    Upon the officer’s death or disability, he will receive continued medical benefits for himself and his eligible dependents for a period of twelve months plus a pro-rated portion of his annual bonus.

•

Non-competition:    Each of these employment agreements also contains confidentiality and non-solicitation provisions effective through the term of the agreement and for a period of two years (confidentiality) and one year (non-solicitation) thereafter, as well as a non-competition provision that applies during the term of the agreement, and under which the officer covenants that he will not: (i) for his own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employ of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Gavinet Employment Letter.    On June 7, 2006, we entered into a letter agreement with Mr. Gavinet, pursuant to which Mr. Gavinet serves as our Executive Vice President of Finance. Mr. Gavinet is entitled to a base salary of $300,000 plus a discretionary annual bonus of up to 120% of his base salary based upon meeting certain corporate and individual performance targets. In addition, Mr. Gavinet is entitled to a car allowance. Upon consummation of our initial public offering in October 2006, Mr. Gavinet received a grant of 15,000 LTIP Units and a non-qualified stock option to purchase 44,444 shares of our Common Stock. The option vests one quarter each at the end of 2007, 2008, 2009 and 2010. In the event of a change of control, any unvested portion of the option will fully vest.

SUMMARY COMPENSATION TABLE

The following table sets forth the annualized base salary and other compensation that would have been paid or earned in 2006 by our named executive officers. As noted above, we began operations on October 30, 2006 upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers on October 31, 2006. The discussion of executive compensation below and information disclosed in the Summary Compensation Table and Grants of Plan Based Awards table reflect executive compensation paid and grants awarded during the period from October 31, 2006 to and including December 31, 2006. Where appropriate to assist the reader in an evaluation of the information presented, we have annualized the information as noted in the relevant footnote.

(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Name & Principal Position	Year	Salary $ (1)	Bonus $ (2)	LTIP Awards (3)	Option Awards (4)	Other Compensation $ (5)	Total $
Dan A. Emmett Chairman of the Board	2006	$100,000	$950,000	$504,000	400,001	$95,356	$2,049,357
Jordan L. Kaplan President and CEO	2006	$950,000	$950,000	$7,056,000	5,600,000	$122,507	$14,678,507
Kenneth M. Panzer Chief Operating Officer	2006	$950,000	$950,000	$7,056,000	5,600,000	$47,660	$14,603,660
William Kamer Chief Financial Officer	2006	$575,000	$0	$158,864	34,800	$24,012	$792,676
Andres Gavinet Executive VP of Finance	2006	$300,000	$200,000	$23,477	4,000	$10,000	$537,477

(1)	Salary amounts reflect the salary paid to each officer for the period from October 31, 2006 through December 31, 2006, annualized for the convenience of the reader.

(2)	Bonuses are amounts paid to each officer with respect to 2006. Such amounts have not been annualized, since the amount paid by us was based on the entire year except in the case of Mr. Gavinet, whose bonus reflects his period of service for us and our predecessor for approximately half of the year. We did not pay Mr. Kamer a bonus in 2006, as he received a bonus prior to our initial public offering from our predecessor operation companies.
(3)	The amounts in column (e) reflect the following awards of LTIP Units: (i) Mr. Emmett, 30,000 LTIP Units, (ii) each of Messrs. Kaplan and Panzer, 420,000 LTIP Units, (iii) Mr. Kamer, 101,500 LTIP Units, and (iv) Mr. Gavinet, 15,000 LTIP Units. We used the value recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report to Stockholders.
(4)	The amounts in column (f) reflect awards of options to purchase the following numbers of shares of our Common Stock: (i) Mr. Emmett, 177,778 shares, (ii) each of Messrs. Kaplan and Panzer, 2,488,889 shares, (iii) Mr. Kamer, 386,667 shares, and (iv) Mr. Gavinet, 44,444 shares. We used the value recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report to Stockholders.
(5)	The amount shown for each named executive officer in column (i) reflects:
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matching contributions that we allocated to each named executive officers under our 401K Plan. We have not annualized these contribution amounts since the amount paid by us was based upon the entire year;

•

any estimated aggregate incremental cost to us attributable to personal use of administrative assistance services provided by us for that named executive officer. We have annualized these amounts for the convenience of the reader;

•	the cost of financial planning services reimbursed by us, annualized for the convenience of the reader;
•	any auto allowances and any reimbursement of medical insurance premiums paid to that named executive officer, annualized for the convenience of the reader.

GRANTS OF PLAN BASED AWARDS

(a)		(i)	(j)	(k)	(l)
Name	Grant Date	Non-incentive Stock Awards or LTIP Units (#)	Non-incentive Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of LTIP (1) and Option Awards (2) ($/sh or Unit)
Dan A. Emmett	10/23/06	30,000			$504,000
	10/23/06		177,778	$21.00	$400,001
Jordan L. Kaplan	10/23/06	420,000			$7,056,000
	10/23/06		2,488,889	$21.00	$5,600,000
Kenneth M. Panzer	10/23/06	420,000			$7,056,000
	10/23/06		2,488,889	$21.00	$5,600,000
William Kamer	10/23/06	101,500			$2,078,213
	10/23/06		386,667	$21.00	$870,001
Andres Gavinet	10/23/06	15,000			$307,125
	10/23/06		44,444	$21.00	$99,999

(1)	LTIP Units are valued based on the grant price $21.00 at the rate of one share for each LTIP Unit under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report to Stockholders.

(2)	Options are valued based on the grant price of $21.00 under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report to Stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					LTIP Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of LTIP Units That Have Not Vested (2)	Market Value of LTIP Units That Have Not Vested (2)
Dan A. Emmett	177,778		$21.00	10/30/2016
Jordan L. Kaplan	2,488,889		$21.00	10/30/2016
Kenneth M. Panzer	2,488,889		$21.00	10/30/2016
William Kamer		386,667	$21.00	10/30/2016	101,500	$2,698,885
Andres Gavinet		44,444	$21.00	10/30/2016	15,000	$398,850

(1)	The options granted to Messrs. Emmett, Kaplan and Panzer were fully vested and immediately exercisable at the date of grant. The options granted to our other named executive officers will vest in four equal annual installments — one quarter each at the end of 2007, 2008, 2009 and 2010.

(2)	These LTIP Units will vest one quarter each at the end of 2007, 2008, 2009 and 2010; their value is based on our Common Stock closing price of $26.59 on December 29, 2006, at the rate of one share for each LTIP Unit.

OPTION EXERCISES AND STOCK VESTED

Name	Number of LTIP Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Dan A. Emmett	30,000	$630,000
Jordan L. Kaplan	420,000	$8,820,000
Kenneth M. Panzer	420,000	$8,820,000

(1)	These LTIP Units under our 2006 Plan were fully vested when awarded on October 23, 2006.

(2)	Amounts represent market value as of the date of award, October 23, 2006, based on the initial offering price of $21.00 of our Common Stock at the rate of one share for each LTIP Unit.

None of our named executive officers exercised any stock options during the year ended December 31, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The section below provides information concerning the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment, including certain estimates of the amount which would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive’s termination.

Payments Made Upon Termination

Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	any unpaid base salary from the date of the last payroll to the date of termination;
•	any unpaid annual bonus for a previously completed year;
•	reimbursement for any properly incurred unreimbursed business expenses; and
•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer will retain certain rights:

•	any existing rights to indemnification for prior acts through the date of termination; and
•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that Plan and the grant or award.

The awards we have made under the 2006 Plan provide that if a participant’s (including any of our named executive officers who have unvested options or LTIP units) employment is terminated without cause by us or for good reason by the participant, or if our Common Stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.

Messrs. Kaplan, Panzer and Kamer

As noted above under “Principal Compensation Agreements and Plans—Employment Agreements”, each of Messrs. Kaplan, Panzer and Kamer has an employment agreement with us. These agreements provide for the following additional benefits on certain terminations:

Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason.    If we terminate Messrs. Kaplan, Panzer or Kamer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his base salary, (ii) his annual bonus, and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP awards or outperformance plans) of any equity or other compensation plans granted or awarded to him; and (b) continued coverage under our medical and dental plans for himself and his eligible dependants for a three-year period (two-year period for Mr. Kamer) following his termination. If the officer has been employed by us for less than three full calendar years, the average is based on (i) 2006 (including compensation paid by our predecessor) and (ii) any other fully completed years prior to the date of the officer’s termination. Under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions.

Based on the compensation paid in 2006, and the grants of options and LTIP Units in connection with the closing of our initial public offering, and using medical insurance premiums and the price of our Common Stock as of December 31, 2006, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause or with good reason immediately following December 31, 2006 would have been $48,756,983 for Mr. Kaplan, $48,744,867 for Mr. Panzer and $12,181,812 for Mr. Kamer. In addition, Mr. Kamer’s unvested option and LTIP Units would vest immediately, resulting in him receiving additional value estimated at $4,860,354 based on the price of our Common Stock as of December 31, 2006. In the absence of additional grants of options and LTIP Units in the next two years and other changes to compensation and assuming the payment of target bonuses, we expect that approximate value of these severance payments will decline to $27,250,829 for Mr. Kaplan, $27,238,713 for Mr. Panzer and $7,140,315 for Mr. Kamer immediately following December 31, 2007 and $20,082,111 for Mr. Kaplan, $20,069,995 for Mr. Panzer and $5,459,816 for Mr. Kamer immediately following December 31, 2008.

Payments on Termination following a Change of Control.    As noted above, under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. As a result, on any such termination, the officer involved would be entitled to the severance payment outline above. In addition, any payments made to the officer if we experience a change of control will be grossed-up as necessary to adjust for the imposition of excise taxes under Section 280G of the Code. The exact calculation of the amount of such gross up payments are complex, but we estimate that had a termination in connection with change of control occurred immediately after December 31, 2006 and had Messrs. Kaplan, Panzer and Kamer terminated their employment on such date, the total approximate value of these severance payments (including the gross up payment) would have been $73,791,408 for Mr. Kaplan, $73,772,831 for Mr. Panzer and $19,630,963 for Mr. Kamer. In addition, Mr. Kamer’s unvested option and LTIP Units would vest immediately, resulting in him receiving additional value estimated at $4,860,354 based on the price of our Common Stock as of December 31, 2006.

Payments Made Upon Death or Disability.    In the event of the death or disability of Messrs. Kaplan, Panzer or Kamer, the officer (or his estate) will receive continued medical benefits for himself and his eligible dependents for a period of twelve months, plus a pro-rated portion of the officer’s annual bonus that he otherwise would have been paid based upon actual performance for the year and the percentage of the year that elapsed through the date of his termination of employment. Using current medical insurance premiums, we estimate that the approximate value of these payments in the case of a termination for death or disability immediately following December 31, 2006 would have been $147,000 for Mr. Kaplan, and $143,000 Mr. Panzer and $94,560 for Mr. Kamer.

Other Named Executive Officers

None of our other named executive officers have any contractual severance arrangements on termination, except that under the terms of our standard agreements, Mr. Gavinet’s unvested options and LTIP Units would become vested if his employment is terminated without cause by us or for good reason by him, or if our Common Stock is no longer publicly traded following a change of control. As a result, based on our Common Stock closing price of $26.59 on December 31, 2006, we estimate that the approximate value of these severance payments in the case of a termination without cause or with good reason immediately following December 31, 2006 is estimated at $647,291.96.

DIRECTOR COMPENSATION

Our directors who are employees of our company or our subsidiaries are not entitled to receive additional compensation for their services as directors. Upon initial election to our Board, each of our current non-employee directors received an initial one-time grant of 7,500 LTIP Units that vest ratably over a three-year period. Our non-employee directors receive an annual fee of $50,000 (prorated for partial years of service, including 2006), paid in LTIP Units awarded under our 2006 Plan. At the election of the director, up to one-half of such amount paid quarterly in cash. These LTIP Units are awarded at the beginning of each calendar year and vest on a quarterly basis over the year in question. Any non-employee director who also serves as chairman of the Audit Committee receives an additional annual fee of $15,000, and any non-employee director who also serves as chairman of the Compensation Committee or the Governance Committee receives an additional annual fee of $10,000, paid in cash on a quarterly basis (these amounts were prorated for 2006). We also pay non-employee board members a cash fee of $1,500 for each meeting of our Board attended and a cash fee of $1,000 for each committee meeting attended. We also reimburse all directors for reasonable expenses incurred to attend meetings of our Board or committees.

The table below summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2006:

(a)	(b)	(c)	(d)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Leslie E. Bider	$4,500	$23,809	$28,309
Victor J. Coleman	$5,226	$23,809	$29,035
Ghebre Selassie Mehreteab	$3,500	$23,809	$27,309
Thomas E. O’Hern	$6,089	$23,809	$29,898
Dr. Andrea L. Rich	$5,226	$23,809	$29,035
William Wilson III	$2,500	$23,809	$26,309

(1)	Messrs. Emmett, Kaplan and Panzer are not included in this table as they are our employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the Summary Compensation Table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R). Each non-employee director received (i) an initial grant of 7,500 LTIP Units on October 23, 2006 vesting over three years and (ii) a grant of 325 fully vested LTIP Units on January 2, 2007 with respect to his or her retainer in 2006. The fair value of the LTIP units was based on the market value of our common stock on the date of grant (the price in our initial public offering) and a discount for post-vesting restrictions on certain LTIP units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or was a Douglas Emmett officer or employee, or is related to any other member of the Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Outstanding Shares; Record Date

Only holders of record of our Common Stock at the close of business on April 2, 2007 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, 115,005,860 shares of our Common Stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of our Common Stock held which was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding Common Stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of April 2, 2007, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding Common Stock

(based upon review of 13F and 13G filings as of March 30, 2007), (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock (1)
Name and Address (2) of Owner	Number of Shares	Percent of Class
Dan A. Emmett	5,689,923	4.94%
Jordan L. Kaplan	5,262,357	4.48%
Kenneth M. Panzer	5,262,357	4.48%
Leslie E. Bider	25,000	*
Victor J. Coleman	50,000	*
Ghebre Selassie Mehreteab	7,500	*
Thomas E. O’Hern	20,000	*
Dr. Andrea Rich	12,500	*
William Wilson III	200,000	*
William Kamer	95,200	*
Andres Gavinet	2,500	*
Yale University Investments Office (3) 55 Whitney Avenue, 5th Floor, New Haven, CT 06510-1300	11,825,715	10.28%
Wellington Management Company, LLP (4) 75 State Street, Boston, MA 02109	6,659,360	5.79%
FMR Corp (5) 82 Devonshire Street, Boston, Massachusetts 02109	6,304,800	5.48%
All officers and directors as a group (13 persons)	16,666,347	13.87%

*	Less than 1%

(1)	Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after April 2, 2007. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares in this table includes 177,778, 2,488,889 and 2,488,889 shares issuable upon options held by Messrs. Emmett, Kaplan and Panzer, respectively, and 5,155,556 shares issuable upon options held by all directors and executive officers as a group.

(2)	Mr. Emmett is our Chairman of the Board of Directors, Mr. Kaplan is our Chief Executive Officer and President and a Director, Mr. Panzer is our Chief Operating Officer and a Director, Mr. Kamer is our Chief Financial Officer and Mr. Gavinet is our Executive Vice President of Finance. Messrs. Bider, Coleman, Mehreteab, O’Hern and Wilson and Dr. Rich are members of our Board. The address of each of these individuals is Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

(3)	Based upon information disclosed in the Form 13G/A filed by Yale University on November 22, 2006.

(4)

Based upon information disclosed in the Form 13G filed by Wellington Management Company, LLP on February 14, 2007, which states that it has shared dispositive power over all of these shares and shared voting power over 5,114,000 of these shares.

(5)	Based upon information disclosed in the Form 13G/A filed by FMR Corp on February 14, 2007, which states that it has sole dispositive power over 6,314,100 of these shares and sole voting power over 550,100 of these shares.

TRANSACTIONS WITH RELATED PERSONS

Formation Transactions

We acquired our predecessor and certain other entities simultaneously with the closing of our initial public offering on October 30, 2006 in exchange for the assumption or discharge of $2.54 billion in indebtedness and preferred equity, the payment of $1.89 billion in cash, and the issuance of 49.1 million common units of our operating partnership and 39.1 million shares of our common stock. In accordance with the formation transaction documents relating to the formation transactions, the following aggregate consideration was paid to directors, executive officers and persons known to us to own of record or beneficially more than 5% of our Common Stock or any of their immediate family members:

	Consideration Received
Name	Cash		Common Stock (1)	OP Units (2)
Dan A. Emmett	$2,998,059	(3)	5,512,145	13,649,442
Jordan L. Kaplan	$938,970		2,773,468	4,868,125
Kenneth M. Panzer	$956,208		2,773,468	4,933,508
William Kamer	*		0	43,021
Andres Gavinet	0		0	0
Barbara J. Orr	*		0	21,510
Michael J. Means	*		0	21,510
Allan B. Golad	*		0	24,349

*	Less than $100.

(1)	Represents shares of our Common Stock, with each share valued at $21.00, the price in our initial public offering.

(2)	Represents Partnership Common Units in our operating partnership, with each Unit valued at $21.00, the price of a share of our Common Stock in our initial public offering.

(3)	Excludes a $291,777 loan made by Mr. Emmett to one of the entities acquired in the formation transactions that was assumed and repaid by us.

The amounts set forth in the above table include amounts paid for all equity interests acquired in the formation transactions. They do not include distributions made prior to the acquisition by the entities acquired by us in the transaction.

In addition, in connection with the formation transactions:

•

Messrs. Emmett, Kaplan, Panzer and another individual entered into a Representation, Warranty and Indemnity Agreement with us, pursuant to which they made limited representations and warranties to us regarding potential material adverse impacts on the entities and assets to be acquired by us in a formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the consummation of this offering and the formation transactions. Such indemnification is limited to $20 million in shares of our Common Stock and operating partnership units to be deposited into an escrow fund at closing of the formation transactions (or, if less, the fair market value of such shares and units) and is subject to a $1 million deductible.

•	Certain of the entities acquired by us in the formation transactions advanced $9.2 million to us to fund costs of this offering and the formation transactions, which were repaid by us on closing.

•

We entered into a registration rights agreement with the various persons receiving shares of our Common Stock and/or operating partnership units in the formation transactions, including our predecessor principals and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the date of the this offering, we will file one or more registration statements covering the resale of the shares of our Common Stock issued in the formation transactions and the resale of the shares of our Common Stock issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement with respect to shares of our Common Stock issuable upon exchange of operating partnership units received in the formation transactions by filing a registration statement providing for the issuance by us to the holders of such operating partnership units of shares of our Common Stock registered under the Securities Act in lieu of our operating partnership’s obligation to pay cash for such operating partnership units. We have agreed to pay all of the expenses relating to a registration of such securities. Under certain circumstances, we are required to undertake not more than two underwritten offerings under resale registration statements filed by us as described above upon the written request of holders including the predecessor principals of at least 5% in the aggregate of the securities subject to the registration rights agreement.

The Ratification of Appointment of Ernst & Young LLP

as our Independent Registered Public Accounting Firm

(Proposal 2)

At its February 20, 2007 meeting, the Audit Committee recommended and approved the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) to examine our consolidated financial statements for the year ending December 31, 2007. We are seeking the stockholders’ ratification of such action.

It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

OUR BOARD AND ITS AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS

VOTE FOR THE RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The material in this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and its independent registered public accounting firm, Ernst and Young, LLP, our December 31, 2006 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and its management and considered the compatibility of non-audit services with the auditors’ independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas E. O’Hern, Chairperson,
Leslie E. Bider Ghebre Selassie Mehreteab

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by our certain directors and executive officers, we believe that all of our directors and executive officers filed all required reports on a timely basis during.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2006, our independent auditors, as approved by the Audit Committee after our initial public offering, were Ernst & Young LLP, an Independent Registered Public Accounting Firm. The following table presents fees for professional services rendered by Ernst & Young LLP for 2006:

2006
Audit Fees	$3,381,418
Audit-Related Fees	$0
Tax Fees (1)	$754,889
All Other Fees	$0

(1)	Tax fees include fees principally incurred for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require the Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee was not formed at the time of the initial engagement of Ernst & Young LLP prior to our IPO. However, at its first meeting on December 7, 2006, the Audit Committee approved all of the fees for services provided by Ernst & Young LLP prior to such date and pre approved all of the fees for such services to be incurred after that date.

The Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining the auditors’ independence.

A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

STOCKHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 of the SEC, proposals by eligible stockholders, which are intended to be presented at our Annual Meeting of Stockholders in 2008, must be received by us by December 24, 2007 in order to be considered for inclusion in our proxy materials.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended December 31, 2006 is being mailed to Stockholders along with this Proxy Statement. Our Annual Report is not to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer

April 19, 2007

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

DOUGLAS EMMETT, INC.

ADOPTED AS OF OCTOBER 23, 2006

I.	PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Douglas Emmett, Inc. (the “Company”) shall be to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board’s oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditors’ qualifications and independence, and (iv) the performance of our independent auditors and our internal audit function, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in our annual proxy statement. While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors as determined from time to time by the Board, based on the recommendations of the Nominating and Corporate Governance Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by the Board, and no member of the Committee shall be removed except by the Board, in each case based on the recommendations of the Nominating and Corporate Governance Committee.

Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).

III.	MEETINGS OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions.

The chairperson of the Committee (or in his or her absence, a member designated by the chairperson) shall preside at each meeting of the Committee and, in consultation with the other Committee members and management, set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee or the Company’s Corporate Governance Guidelines.

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) the persons responsible for the Company’s internal audit function and (iii) the Company’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believes warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

Consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors

(a)    The Committee will be responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Company’s Annual Report on Form 10-K is referred to herein as the “independent auditors”).

(b)    The Committee will review and approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee or its chairperson as the Committee may from time to time determine (provided, that the person or persons granting such approval shall report such approval to the Committee at the next scheduled meeting) or as otherwise provided in any pre-approval policy that may be adopted from time to time by the Committee.

(c)    The Committee will review the performance of the Company’s independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant.

(d)    The Committee will obtain at least annually from the Company’s independent auditors and review a report describing:

(i)	the independent auditors’ internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category).

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

(e)    The Committee will evaluate the independence of the Company’s independent auditors by, among other things:

(i)	monitoring compliance by the Company’s independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder;

(ii)	monitoring compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and

(iii)	engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules.

Oversight of Annual Audit and Quarterly Reviews

(a)    The Committee will review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year.

(b)    The Committee will review with management, the Company’s independent auditors and the persons responsible for the Company’s internal audit, the following information which is required to be reported by the independent auditor:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences.

(c)    The Committee will review with management, the Company’s independent auditors and, if appropriate, the persons responsible for the Company’s internal audit function, the following:

(i)	the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

(ii)	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles;

(iii)	any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Company’s financial statements; and

(iv)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(d)    The Committee will resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

(e)    The Committee will review with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

Oversight of the Financial Reporting Process and Internal Controls

(a)    The Committee will review the following:

(i)	the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function, through inquiry and discussions with the Company’s independent auditors, management and the persons responsible for the Company’s internal audit function;

(ii)	the yearly report prepared by management, and attested to by the Company’s independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K; and

(iii)	the Committee’s level of involvement and interaction with the Company’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function.

(b)    The Committee will periodically review with the Company’s Chief Executive Officer, Chief Financial Officer and independent auditors:

(i)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c)    The Committee will discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(d)    The Committee will review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Company’s Chief Executive Officer to assign additional internal audit projects to the persons responsible for the Company’s internal audit.

(e)    The Committee will review with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies.

(f)    The Committee will receive periodic reports from the Company’s independent auditors, management and the persons responsible for the Company’s internal audit function to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company.

(g)    The Committee will review and discuss with the independent auditors the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K.

(h)    The Committee will review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance).

Miscellaneous

(a)    The Committee may determine the circumstances, if any, under which the Company will employ employees or former employees of the Company’s independent auditors.

(b)    The Committee will meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents or breaches of fiduciary duty to the Company.

(c)    The Committee will prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

(d)    The Committee will review the Company’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors.

(e)    The Committee will establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(f)    The Committee will establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s Chief Executive Officer or general counsel in relation thereto.

(g)    The Committee will report regularly to the Board on its activities, as appropriate, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

(h)    The Committee will establish procedures for the receipt, retention and treatment of anonymous submission by employees of the Company of concerns regarding illegal, unethical or other questionable conduct or conflicts of interest at the Company.

(i)    If authorized by the Board, the Committee may in appropriate circumstances grant waivers to executive officers and directors from complying with the Company’s Code of Business Conduct and Ethics.

(j)    The Committee shall ratify the Charter of the Disclosure Committee of the Company and approve any amendments, modifications or supplements of such charter.

(k)    The Committee will establish procedures for the receipt, retention and treatment of notices, recommendations and other information received from, or relating to, the Disclosure Committee.

(l)    The Committee will perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary.

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DOUGLAS EMMETT, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2007

The undersigned stockholder of DOUGLAS EMMETT, INC., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2007, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held on May 31, 2007 at 9:30 a.m., Pacific Daylight Time, at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue, Santa Monica, California 90401 and at any and all adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

DETACH HERE

☒	Please mark votes as in this example

1.	TO ELECT DIRECTORS.

Nominees: Dan A. Emmett, Jordan L. Kaplan, Kenneth M. Panzer, Leslie E. Bider, Victor J. Coleman, Gehbre Selassie Mehreteab, Thomas E. O’Hern, Dr. Andrea Rich and William Wilson III.

FOR ALL NOMINEES (except listed to the contrary below)	WITHHELD FROM ALL NOMINEES	EXCEPTIONS

☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2007, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.